Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2022 Second Quarter Results

•Record revenue of $276.2 Million in Q2, up 16.3% versus Prior Year, up 10.5% on an Organic Basis
•Diluted EPS of $0.89 and Adjusted Diluted EPS of $1.02 in Q2, up 30.8% versus Prior Year
•Net Cash Provided by Operating Activities of $61.2 million and Adjusted Free Cash Flow of $61.9 Million for Second Quarter Fiscal 2022
•Raising Full-Year Fiscal 2022 Outlook for Revenue and EPS

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-November 4, 2021-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its second quarter ended September 30, 2021.

“Our fiscal 2022 second quarter revenue was the highest in company history which helped drive double-digit earnings and cash flow growth. Our proven long-term brand-building strategy continues to drive strong consumption and share gains across our portfolio, which was further fueled by strong consumer trends. Similar to first quarter, our business benefitted from increased demand in certain categories and channels previously impacted by the COVID-19 virus. We are raising our full-year fiscal 2022 outlook for revenue and EPS to reflect this strong performance,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Second Fiscal Quarter Ended September 30, 2021

Reported revenues in the second quarter of fiscal 2022 increased 16.3% to $276.2 million versus $237.4 million in the second quarter of fiscal 2021. Revenues increased 10.5% excluding the impact of foreign currency and a $12.4 million contribution from the acquisition of Akorn. The revenue performance for the quarter was driven by continued strong performance across many of the Company’s key brands versus their respective categories, and improved demand for certain brands, categories and channels that had been impacted by the COVID-19 virus in the prior year second quarter.

Reported net income for the second quarter of fiscal 2022 totaled $45.3 million, compared to the prior year quarter’s net income of $44.6 million. Diluted earnings per share of $0.89 for the second quarter of fiscal 2022 compared to $0.88 in the prior year comparable period. On a Non-GAAP basis, adjusted net income and adjusted diluted earnings per share for the second quarter of fiscal 2022 were $52.0 million and $1.02, respectively, compared to $39.5 million and $0.78 per share, respectively, in the prior year comparable period.

Adjustments to net income in the second quarter of fiscal 2022 included integration, transition, purchase accounting, legal and various other costs associated with the Akorn acquisition as well as a loss on extinguishment of debt and the related income tax effects of the adjustments. The adjustment of net income in the second quarter of fiscal 2021 related to the final regulations issued during the fiscal quarter for certain tax elements imposed under the domestic Tax Cuts and Jobs Act, which resulted in a one-time discrete benefit associated with the utilization of foreign tax credits.

Six Months Ended September 30, 2021

Reported revenues for the first six months of Fiscal 2022 totaled $545.4 million, a increase of 16.8%, compared to revenues of $466.8 million for the first six months of Fiscal 2021. Revenues increased 13.0% excluding the impact of foreign currency and a $12.4 million contribution from the acquisition of

Akorn. The revenue performance for the first six months was driven by consumption growth across the majority of the Company’s portfolio as well as improved demand for certain brands, categories and channels that had been impacted by the COVID-19 virus in the first six months of the prior fiscal year and a benefit associated with higher retailer order patterns to refill customer’s supply chains.

Reported net income for the first six months of fiscal 2022 totaled $103.1 million versus the prior year comparable period net income of $88.3 million. Diluted earnings per share were $2.03 for the first six months of fiscal 2022 compared to $1.74 per share in the prior year comparable period. On a Non-GAAP basis, adjusted net income and adjusted diluted earnings per share for the first six months of fiscal 2022 were $109.8 million and $2.16, respectively, compared to $83.2 million and $1.64 per share, respectively, in the prior year comparable period.

Adjustments to net income in the first six months of fiscal 2022 included integration, transition, purchase accounting, legal and various other costs associated with the Akorn acquisition as well as a loss on extinguishment of debt and the related income tax effects of the adjustments. The adjustment of net income in the first six months of fiscal 2021 related to the final regulations issued during the fiscal quarter for certain tax elements imposed under the domestic Tax Cuts and Jobs Act, which resulted in a one-time discrete benefit associated with the utilization of foreign tax credits.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for second quarter fiscal 2022 was $61.2 million, compared to $52.1 million during the prior year comparable period. Non-GAAP adjusted free cash flow in the second quarter of fiscal 2022 was $61.9 million compared to $43.1 million in the prior year second quarter. The change in free cash flow versus the prior year comparable period was attributable to both higher operating income and lower capital expenditures versus the prior year.

The Company's net debt position as of September 30, 2021 was approximately $1.6 billion, resulting in a covenant-defined leverage ratio of 4.1x.

Segment Review

North American OTC Healthcare: Segment revenues of $251.7 million for the second quarter of fiscal 2022 compared to the prior year comparable quarter's segment revenues of $216.6 million. The second quarter fiscal 2022 revenue performance was driven by strong performance across a majority of the Company’s key brands versus their respective categories and increased demand in certain COVID-19 impacted categories such as motion sickness and certain travel-related channels. The second quarter fiscal 2022 revenue performance also included a $12.4 million contribution from the acquisition of Akorn.

For the first six months of the current fiscal year, reported revenues for the North American OTC segment were $494.1 million, an increase of approximately 16% compared to $427.2 million in the prior year comparable period driven by similar factors attributable to the second quarter performance including a $12.4 million contribution from the acquisition of Akorn.

International OTC Healthcare: Segment fiscal second quarter 2022 revenues of $24.5 million increased 17.5% from $20.8 million reported in the prior year comparable period. The revenue increase versus the prior year related primarily to an increase in consumer activity in Australia which drove a sharp rise in demand for Hydralyte and other COVID-19 impacted brands, along with a foreign currency benefit of $0.5 million.

For the first six months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $51.3 million, an increase of 29.6% over the prior year comparable period’s revenues of $39.6 million. The increase was driven by similar factors attributable to the second quarter performance, along with a foreign currency benefit of $2.5 million.

Commentary and Updated Outlook for Fiscal 2022

Ron Lombardi, Chief Executive Officer, stated, “Our record second quarter built on the strong results delivered in the first quarter as our leading brands and business strategies enabled us to benefit from a higher than anticipated rebound in COVID-impacted areas as well as strong consumer demand. The strong performance is broad based with market share gains, revenue and earnings growth and is a testament to our focused execution in the current environment. Furthermore, the July acquisition of TheraTears added incrementally to our strong results and we were pleased with the quick and seamless integration that is now complete. This strong performance enabled record free cash flow generation in the first half of nearly $130 million, which continues to fuel our disciplined capital allocation strategy.”

“We are raising our fiscal 2022 outlook to reflect these strong first half results. Our second half fiscal 2022 expectations are mostly unchanged, reflecting uncertainty surrounding the recovery rate of certain COVID-impacted categories such as cough & cold, as well as a dynamic supply chain environment. We are confident that our proven business strategies will help navigate these uncertainties – our brand-building playbook positions us well for continued double-digit top-line growth, while we anticipate our diverse supply base and leading market shares will help us successfully manage any inflationary headwinds. This leaves us well-positioned to anticipate continued market share, revenue and earnings growth in the remainder of the year,” he concluded.

	Prior Fiscal 2022 Outlook	Current Fiscal 2022 Outlook
Revenue	$1,045 million or more	$1,050 to $1,060 million
Organic Growth	~6%	~7%
Adjusted Diluted E.P.S.	$3.90 or more	$3.93 to $3.98
Adjusted Free Cash Flow	$245 million or more	$245 million or more

Fiscal First Quarter 2022 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its second quarter results today, November 4, 2021 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 for the U.S. & Canada and 574-990-1016 internationally. The conference ID number is 7261575. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for approximately one week following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 7261575.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "strategy," "outlook," "projection," "may," "will," "would," "expect," "anticipate," "believe”, "enables," “positioned” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, adjusted earnings per share, and adjusted free cash flow, the consumption and market share gains for the Company’s products, , the Company’s ability to execute on its capital allocation strategy, and the impact of the Company’s brand-building strategy. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the COVID-19 pandemic and business and economic conditions, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid cost increases. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2021 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2021	2020	2021	2020
Total Revenues	$276,225	$237,422	$545,406	$466,816

Cost of Sales
Cost of sales excluding depreciation	116,722	98,239	225,057	192,363
Cost of sales depreciation	1,791	1,522	3,625	2,924
Cost of sales	118,513	99,761	228,682	195,287
Gross profit	157,712	137,661	316,724	271,529

Operating Expenses
Advertising and marketing	40,730	38,341	80,169	66,091
General and administrative	32,252	20,388	54,723	40,322
Depreciation and amortization	6,172	6,029	11,932	12,094
Total operating expenses	79,154	64,758	146,824	118,507
Operating income	78,558	72,903	169,900	153,022

Other expense (income)
Interest expense, net	16,313	21,266	31,390	43,207
Loss on extinguishment of debt	2,122	—	2,122	—
Other expense (income), net	493	(259)	388	(249)
Total other expense, net	18,928	21,007	33,900	42,958
Income before income taxes	59,630	51,896	136,000	110,064
Provision for income taxes	14,305	7,307	32,920	21,769
Net income	$45,325	$44,589	$103,080	$88,295

Earnings per share:
Basic	$0.90	$0.89	$2.05	$1.76
Diluted	$0.89	$0.88	$2.03	$1.74

Weighted average shares outstanding:
Basic	50,232	50,330	50,186	50,297
Diluted	50,791	50,661	50,731	50,672

Comprehensive income, net of tax:
Currency translation adjustments	(4,197)	3,665	(5,689)	14,255
Unrecognized gain on interest rate swaps	550	985	1,070	1,294
Total other comprehensive (loss) income	(3,647)	4,650	(4,619)	15,549
Comprehensive income	$41,678	$49,239	$98,461	$103,844

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2021	March 31, 2021

Assets
Current assets
Cash and cash equivalents	$42,818	$32,302
Accounts receivable, net of allowance of $18,919 and $16,457, respectively	146,553	114,671
Inventories	107,918	114,959
Prepaid expenses and other current assets	7,521	7,903
Total current assets	304,810	269,835

Property, plant and equipment, net	70,021	70,059
Operating lease right-of-use assets	22,005	23,722
Finance lease right-of-use assets, net	7,702	8,986
Goodwill	578,797	578,079
Intangible assets, net	2,689,920	2,475,729
Other long-term assets	2,563	2,863
Total Assets	$3,675,818	$3,429,273

Liabilities and Stockholders' Equity
Current liabilities
Current portion of long-term debt	$6,000	$—
Accounts payable	38,047	45,978
Accrued interest payable	17,531	6,312
Operating lease liabilities, current portion	6,085	5,858
Finance lease liabilities, current portion	2,627	2,588
Other accrued liabilities	78,650	61,402
Total current liabilities	148,940	122,138

Long-term debt, net	1,592,981	1,479,653
Deferred income tax liabilities	440,275	434,050
Long-term operating lease liabilities, net of current portion	17,993	19,706
Long-term finance lease liabilities, net of current portion	5,493	6,816
Other long-term liabilities	8,489	8,612
Total Liabilities	2,214,171	2,070,975

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 54,247 shares at September 30, 2021 and 53,999 shares at March 31, 2021	542	540
Additional paid-in capital	507,310	499,508
Treasury stock, at cost - 4,151 shares at September 30, 2021 and 4,088 shares at March 31, 2021	(133,648)	(130,732)
Accumulated other comprehensive loss, net of tax	(24,420)	(19,801)
Retained earnings	1,111,863	1,008,783
Total Stockholders' Equity	1,461,647	1,358,298
Total Liabilities and Stockholders' Equity	$3,675,818	$3,429,273

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2021	2020
Operating Activities
Net income	$103,080	$88,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,557	15,018
Loss on disposal of property and equipment	27	131
Deferred income taxes	7,639	3,656
Amortization of debt origination costs	1,435	2,918
Stock-based compensation costs	5,097	4,356
Loss on extinguishment of debt	2,122	—
Non-cash operating lease cost	3,351	3,587
Other	—	109
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(34,322)	29,358
Inventories	12,978	3,213
Prepaid expenses and other current assets	473	(2,476)
Accounts payable	(8,275)	(9,183)
Accrued liabilities	24,570	(8,125)
Operating lease liabilities	(3,150)	(3,446)
Other	(83)	(118)
Net cash provided by operating activities	130,499	127,293

Investing Activities
Purchases of property, plant and equipment	(4,252)	(11,619)
Acquisition of Akorn	(228,914)	—
Other	177	—
Net cash used in investing activities	(232,989)	(11,619)

Financing Activities
Term loan repayments	(495,000)	(130,000)
Proceeds from refinancing of Term Loan	597,000	—
Borrowings under revolving credit agreement	85,000	—
Repayments under revolving credit agreement	(65,000)	(55,000)
Payments of debt costs	(6,111)	—
Payments of finance leases	(1,496)	(712)
Proceeds from exercise of stock options	2,707	1,285
Fair value of shares surrendered as payment of tax withholding	(2,916)	(1,242)
Repurchase of common stock	—	(997)
Net cash provided by (used in) financing activities	114,184	(186,666)

Effects of exchange rate changes on cash and cash equivalents	(1,178)	2,835
Increase (decrease) in cash and cash equivalents	10,516	(68,157)
Cash and cash equivalents - beginning of period	32,302	94,760
Cash and cash equivalents - end of period	$42,818	$26,603

Interest paid	$18,481	$42,423
Income taxes paid	$21,141	$18,818

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$251,728	$24,497	$276,225
Cost of sales	108,623	9,890	118,513
Gross profit	143,105	14,607	157,712
Advertising and marketing	36,493	4,237	40,730
Contribution margin	$106,612	$10,370	$116,982
Other operating expenses			38,424
Operating income			$78,558
*Intersegment revenues of $0.7 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$494,121	$51,285	$545,406
Cost of sales	208,027	20,655	228,682
Gross profit	286,094	30,630	316,724
Advertising and marketing	71,723	8,446	80,169
Contribution margin	$214,371	$22,184	$236,555
Other operating expenses			66,655
Operating income			$169,900
*Intersegment revenues of $1.7 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended September 30, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$216,575	$20,847	$237,422
Cost of sales	91,069	8,692	99,761
Gross profit	125,506	12,155	137,661
Advertising and marketing	34,014	4,327	38,341
Contribution margin	$91,492	$7,828	$99,320
Other operating expenses			26,417
Operating income			$72,903
* Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$427,233	$39,583	$466,816
Cost of sales	178,896	16,391	195,287
Gross profit	248,337	23,192	271,529
Advertising and marketing	58,694	7,397	66,091
Contribution margin	$189,643	$15,795	$205,438
Other operating expenses			52,416
Operating income			$153,022
* Intersegment revenues of $1.6 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow, Non-GAAP Adjusted Diluted EPS, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with products acquired in the current period and the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus inventory step-up charges associated with acquisition.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP
Total Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus costs associated with acquisition.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General
and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less inventory step-up charges, costs associated with acquisition in general and administrative expenses, and loss on extinguishment of debt.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before inventory step-up charges, costs associated with acquisition in general and administrative expenses, loss on extinguishment of debt, applicable tax impact associated with these items and normalized tax rate adjustment.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Calculated as Non-GAAP free cash flow plus cash payments associated with acquisition.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,620,000 at September 30, 2021) less cash and cash equivalents ($42,818 at September 30, 2021). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
(In thousands)
GAAP Total Revenues	$276,225	$237,422	$545,406	$466,816
Revenue Change	16.3%		16.8%
Adjustments:
Revenues associated with acquisition (1)	(12,374)	—	(12,374)	—
Impact of foreign currency exchange rates	—	1,415	—	4,958
Total adjustments	(12,374)	1,415	(12,374)	4,958
Non-GAAP Organic Revenues	$263,851	$238,837	$533,032	$471,774
Non-GAAP Organic Revenue Change	10.5%		13.0%
(1) Revenues of our Akorn acquisition are excluded for purposes of calculating Non-GAAP organic revenues. These revenues relate to our North American OTC Healthcare segment.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
(In thousands)
GAAP Total Revenues	$276,225	$237,422	$545,406	$466,816

GAAP Gross Profit	$157,712	$137,661	$316,724	$271,529
GAAP Gross Profit as a Percentage of GAAP Total Revenue	57.1%	58.0%	58.1%	58.2%
Adjustments:
Inventory step-up charges associated with acquisition (1)	1,567	—	1,567	—
Total adjustments	1,567	—	1,567	—
Non-GAAP Adjusted Gross Margin	$159,279	$137,661	$318,291	$271,529
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	57.7%	58.0%	58.4%	58.2%
(1) Inventory step-up charges relate to our North American OTC Healthcare segment.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
(In thousands)
GAAP General and Administrative Expense	$32,252	$20,388	$54,723	$40,322
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	11.7%	8.6%	10.0%	8.6%

Adjustments:
Costs associated with acquisition (1)	5,127	—	5,127	—
Total adjustments	5,127	—	5,127	—
Non-GAAP Adjusted General and Administrative Expense	$27,125	$20,388	$49,596	$40,322
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	9.8%	8.6%	9.1%	8.6%
(1) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
(In thousands)
GAAP Net Income	$45,325	$44,589	$103,080	$88,295
Interest expense, net	16,313	21,266	31,390	43,207
Provision for income taxes	14,305	7,307	32,920	21,769
Depreciation and amortization	7,963	7,551	15,557	15,018
Non-GAAP EBITDA	$83,906	$80,713	$182,947	$168,289
Non-GAAP EBITDA Margin	30.4%	34.0%	33.5%	36.1%
Adjustments:
Inventory step-up charges associated with acquisition in Cost of Sales (1)	1,567	—	1,567	—
Costs associated with acquisition in General and Administrative Expense (2)	5,127	—	5,127	—
Loss on extinguishment of debt	2,122	—	2,122	—
Total adjustments	8,816	—	8,816	—
Non-GAAP Adjusted EBITDA	$92,722	$80,713	$191,763	$168,289
Non-GAAP Adjusted EBITDA Margin	33.6%	34.0%	35.2%	36.1%
(1) Inventory step-up charges relate to our North American OTC Healthcare segment.
(2) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended September 30,				Six Months Ended September 30,
	2021	2021 Diluted EPS	2020	2020 Diluted EPS	2021	2021 Diluted EPS	2020	2020 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$45,325	$0.89	$44,589	$0.88	$103,080	$2.03	$88,295	$1.74
Adjustments:
Inventory step-up charges associated with acquisition in Cost of Sales (1)	1,567	0.03	—	—	1,567	0.03	—	—
Costs associated with acquisition in General and Administrative Expense (2)	5,127	0.10	—	—	5,127	0.10	—	—
Loss on extinguishment of debt	2,122	0.04	—	—	2,122	0.04	—	—
Tax impact of adjustments (3)	(2,115)	(0.04)	—	—	(2,134)	(0.04)	—	—
Normalized tax rate adjustment (4)	—	—	(5,106)	(0.10)	—	—	(5,106)	(0.10)
Total adjustments	6,701	0.13	(5,106)	(0.10)	6,682	0.13	(5,106)	(0.10)
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$52,026	$1.02	$39,483	$0.78	$109,762	$2.16	$83,189	$1.64
(1) Inventory step-up charges relate to our North American OTC Healthcare segment.
(2) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.
(3) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(4) Income tax adjustment to adjust for discrete income tax items.
Note: Amounts may not add due to rounding.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
(In thousands)
GAAP Net Income	$45,325	$44,589	$103,080	$88,295
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	17,404	11,374	35,228	29,775
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(1,535)	(3,824)	(7,809)	9,223
Total adjustments	15,869	7,550	27,419	38,998
GAAP Net cash provided by operating activities	61,194	52,139	130,499	127,293
Purchases of property and equipment	(2,752)	(9,066)	(4,252)	(11,619)
Non-GAAP Free Cash Flow	$58,442	$43,073	$126,247	$115,674
Payments associated with acquisition (1)	3,465	—	3,465	—
Non-GAAP Adjusted Free Cash Flow	$61,907	$43,073	$129,712	$115,674
(1) Payments related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2022:

Reconciliation of Projected GAAP Diluted EPS to Projected Non-GAAP Adjusted Diluted EPS:

	2022 Projected EPS
	Low	High
Projected FY'22 GAAP Diluted EPS	$3.80	$3.85
Adjustments:
Costs associated with acquisition, net of tax (1)	0.10	0.10
Loss on extinguishment of debt, net of tax	0.03	0.03
Total Adjustments	0.13	0.13
Projected Non-GAAP Adjusted Diluted EPS	$3.93	$3.98
(1) Costs related to the consummation of the acquisition process such as inventory step-up charges, insurance costs, legal and other acquisition related professional fees.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

(In millions)
Projected FY'22 GAAP Net cash provided by operating activities	$245
Purchases of property and equipment	(10)
Projected Non-GAAP Free Cash Flow	235
Payments associated with acquisition (1)	10
Projected Non-GAAP Adjusted Free Cash Flow	$245
(1) Payments related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.